Media and Investor Contact:
Duane Owens
864-282-9488
FOR IMMEDIATE RELEASE
Thursday, October 26, 2006
BOWATER ANNOUNCES THIRD QUARTER 2006
FINANCIAL RESULTS
GREENVILLE, SC — Bowater Incorporated (NYSE: BOW) today reported a net loss of $16.1 million, or $0.28 per diluted share, on sales of $875.9 million for the third quarter of 2006. These results compare with a net loss of $16.0 million, or $0.28 per diluted share, on sales of $872.9 million in the third quarter of 2005.
“Our third quarter operations were significantly better than the second quarter primarily driven by improved manufacturing performance,” said David J. Paterson, President and Chief Executive Officer. “In addition to our continued progress on debt reduction, I am encouraged that recent initiatives, including our management realignment, have already identified further tangible opportunities to reduce costs across our manufacturing platform in the coming quarters.”
FINANCIAL HIGHLIGHTS
(In millions, except per-share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2006	2005	2006	2005

Sales	$875.9	$872.9	$2,668.5	$2,607.4
Net loss	$(16.1)	$(16.0)	$(45.5)	$(18.7)

Loss per diluted share (in accordance with GAAP)	$(0.28)	$(0.28)	$(0.79)	$(0.33)
Special items, net of tax (per diluted share):
Sale of assets	(0.58)	(0.11)	(1.69)	(0.34)
Tax adjustments	(0.10)	0.06	0.46	0.06
Foreign exchange	0.03	0.22	0.35	0.10
Adoption of new accounting standard	—	—	0.05	—
Severance	0.08	—	0.13	—
Asset impairment	0.64	—	0.64	0.13

Loss per diluted share excluding special items	$(0.21)	$(0.11)	$(0.85)	$(0.38)

     Third quarter 2006 special items, net of tax, consisted of a $33.2 million gain related to asset sales, a $5.7 million gain related to tax adjustments consisting of a loss of $13.3 million associated with the Canadian tax valuation allowance and a benefit of $19.0 million from the reversal of tax reserves, a $1.5 million loss relating to foreign currency changes, a $4.5 million severance charge, and a $36.7 million charge associated with the indefinite closure of the company’s Nuway facility in Benton Harbor, Mich. and the write down of paper machine number three at the company’s Thunder Bay, Ontario, facility. Excluding these special items, the net loss for the quarter was $12.3 million, or $0.21 per diluted share, compared with the 2005 third quarter net loss before special items of $5.8 million, or $0.11 per diluted share.
     In 2003, Bowater idled newsprint production on paper machine number three at its Thunder Bay facility. This machine has the capacity to produce approximately 140,000 metric tons per year. Based on the continued decline of North American consumption of newsprint, the company now has no plans to restart the machine. Accordingly, the company recorded a non-cash impairment charge of $18.9 million to write down the value of the machine in the third quarter.
      As a result of the company’s recent organizational realignment, our reporting segments have changed from a division-based to a product line based structure. The company is currently performing an interim goodwill impairment evaluation on its previous reporting structure. This evaluation, which is expected to result in a material non-cash charge, is reasonably likely to impact the filed third quarter financial statements materially. In the fourth quarter, the company will perform its required annual goodwill impairment exercise on its new reporting structure.
     During the third quarter, the company received proceeds of $58.4 million on the sale of 23,400 acres of timberlands. Over the past twelve months, the company has received proceeds of approximately $340 million from asset sales, exceeding the $300 million targeted from the program. The company expects to receive $200 million of additional proceeds by the end of 2007.
     The company’s average transaction price for newsprint increased $3 per metric ton, compared to the second quarter. Average operating costs decreased by $21 per metric ton due to lower manufacturing costs. The company idled production of paper at its Thunder Bay, Ontario facility on September 16. In October, one of the three paper machines at the site was restarted. Shipments declined by 31,500 metric tons in the quarter primarily resulting from the temporary curtailment at this facility. Newsprint inventories increased slightly as a result of the timing of export shipments. Although higher than the second quarter, newsprint inventories are almost 25% lower than the third quarter of 2005.
     The company’s average transaction price for coated papers decreased $12 per short ton in the quarter compared with the second quarter of 2006, while average operating cost increased $25 per short ton due to lower production volumes and increased chemical costs. Coated paper inventories declined by 10,000 short tons due to strong customer demand. In August, the company announced the indefinite idling of its Benton Harbor Nuway facility. The company recorded a pre-tax charge of $27.9 million due to this closure.
     In specialty papers, the company’s average transaction price increased $13 per short ton largely due to the introduction of a new value-added product at its Calhoun, Tenn. mill. Average operating cost decreased $62 per short ton. The improvement in costs was primarily the result of the Calhoun machine conversion startup, which occurred in July. This machine and its new product are meeting the company’s expectations in terms of cost and quality.

     The average market pulp transaction price for the company increased $37 per metric ton. Average operating costs decreased $42 per metric ton compared to the second quarter primarily due to reduced maintenance costs. Inventories declined by 11,400 tons to their lowest levels in over a year.
     The average lumber transaction price for the company decreased $37 per thousand board feet. During the quarter, the company paid countervailing and antidumping duties of approximately $3.5 million, bringing the total paid to date to approximately $113 million. The softwood lumber agreement between the United States and Canada was implemented in October and the company expects a refund of approximately $100 million.
     Total debt, less cash on the balance sheet, declined by $26.8 million during the third quarter and has declined by $186.5 million since December 31, 2005.
     Bowater management will hold a conference call to discuss these financial results at 10:00 a.m. Eastern time, today, October 26, 2006. The conference call number is 888-550-2358 or 703-546-4242 (international). A webcast of the call will be available on Bowater’s website at www.bowater.com. Interested parties may follow the on-screen instructions for access to the webcast and related information. A replay of the call will be available after 1:30 p.m. Eastern time today on the company’s website and through Thursday, November 2, by dialing 800-475-6701 or 320-365-3844 (international) and using the access code 845070.
     Bowater Incorporated, headquartered in Greenville, SC, is a leading producer of coated and specialty papers and newsprint. In addition, the company sells bleached market pulp and lumber products. Bowater employs approximately 7,600 people and has 12 pulp and paper mills in the United States, Canada and South Korea. In North America, it also owns two converting facilities and 10 sawmills. Bowater’s operations are supported by approximately 835,000 acres of timberlands owned or leased in the United States and Canada and 28 million acres of timber cutting rights in Canada. Bowater operates six recycling plants and is one of the world’s largest consumers of recycled newspapers and magazines. Bowater common stock is listed on the New York Stock Exchange and the Pacific Exchange. A special class of stock exchangeable into Bowater common stock is listed on the Toronto Stock Exchange (TSX: BWX). To learn more, visit www.bowater.com.
     All amounts are in U.S. dollars.
Statements in this news release that are not reported financial results or other historical information are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. They include, for example, statements about our business outlook, assessment of market conditions, strategies (including anticipated execution of our debt and cost reduction strategies and opportunities related thereto), future plans, future sales, future earnings or operating income, future debt levels, prices for our major products, future inventory levels, planned capital spending, scheduled maintenance costs, and projected tax rates. These forward-looking statements are not guarantees of future performance. They are based on management’s expectations that involve a number of business risks and uncertainties, which could cause actual results to differ materially. These risks and uncertainties include, but are not limited to, the actual amount received by the company in connection with its Canadian softwood lumber refund, negative industry conditions and further growth in alternative media, actions of competitors, Canadian dollar exchange rates, the actual realization of debt and cost reduction strategies, the demand for higher margin coated and uncoated mechanical paper, the effects of planned and unplanned maintenance expenditures, the continued strength in the market for timberlands, the actual realization of price increases (particularly those related to the company’s announced increase in market pulp pricing), the costs of raw materials such as energy, chemicals and fiber, and other factors listed from time to time in Bowater’s Securities and Exchange Commission filings, including those described in the company’s report on Form 10-Q for the quarter ended June 30, 2006 under the caption “Cautionary Statement Regarding Forward-Looking Information and Use of Third Party Data.” Bowater disclaims any obligation to update these forward-looking statements. Any information about industry or general economic conditions contained in this press release is derived from third party sources that the company believes are widely accepted and accurate; however, the company has not independently verified this information and cannot assure its accuracy.
# # #

BOWATER INCORPORATED
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited, in millions except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2006	2005	2006	2005
Net sales	$875.9	$872.9	$2,668.5	$2,607.4
Costs and expenses:
Cost of sales, excluding depreciation, amortization and cost of timber harvested (1)	650.7	630.5	2,028.6	1,880.6
Depreciation, amortization and cost of timber harvested	80.8	82.5	243.1	245.9
Distribution costs	83.4	83.8	249.8	256.1
Selling and administrative expenses	47.9	41.0	127.2	121.0
Impairment of assets (1)	46.4	—	46.4	11.9
Net gain on disposition of assets (2)	(54.0)	(9.9)	(154.5)	(30.7)

Operating income	20.7	45.0	127.9	122.6

Other income (expense):
Interest income	2.0	1.0	4.1	3.2
Interest expense, net of capitalized interest	(50.8)	(50.0)	(149.5)	(149.5)
Foreign exchange gain (loss)	0.7	(1.8)	(2.3)	(3.6)
Other, net	2.2	2.7	7.9	7.4

	(45.9)	(48.1)	(139.8)	(142.5)

Loss before income taxes, minority interests and cumulative effect of accounting change	(25.2)	(3.1)	(11.9)	(19.9)

Income tax benefit (provision) (3)	9.9	(14.5)	(29.5)	(1.1)
Minority interests, net of tax	(0.8)	1.6	(1.5)	2.3

Loss before cumulative effect of accounting change	(16.1)	(16.0)	(42.9)	(18.7)
Cumulative effect of accounting change, net of tax (4)	—	—	(2.6)	—

Net loss	$(16.1)	$(16.0)	$(45.5)	$(18.7)

Basic loss per common share: (5)
Loss before cumulative effect of accounting change	$(0.28)	$(0.28)	$(0.74)	$(0.33)
Cumulative effect of accounting change, net of tax	—	—	(0.05)	—

Net loss per share	$(0.28)	$(0.28)	$(0.79)	$(0.33)

Average common shares outstanding (5)	57.4	57.4	57.4	57.4

Diluted loss per common share: (5)
Loss before cumulative effect of accounting change	$(0.28)	$(0.28)	$(0.74)	$(0.33)
Cumulative effect of accounting change, net of tax	—	—	(0.05)	—

Net loss per share	$(0.28)	$(0.28)	$(0.79)	$(0.33)

Average diluted common shares outstanding (5)	57.4	57.4	57.4	57.4

BOWATER INCORPORATED
CONSOLIDATED BALANCE SHEETS
(Unaudited, in millions of US dollars)

	September 30,	December 31,
	2006	2005
Current assets:
Cash and cash equivalents	$120.8	$30.1
Accounts receivable, net	461.5	410.1
Inventories	356.0	365.8
Timberlands held for sale (2)	7.9	123.1
Other current assets	29.9	61.2

Total current assets	976.1	990.3

Timber and timberlands	75.8	85.4
Fixed assets, net	2,915.7	3,049.1
Goodwill	792.9	794.1
Other assets	249.5	233.5

	$5,010.0	$5,152.4

Current liabilities:
Current installments of long-term debt	$15.1	$22.2
Short-term bank debt	—	55.0
Accounts payable and accrued liabilities	515.2	487.3
Dividends payable	11.2	11.2

Total current liabilities	541.5	575.7

Long-term debt, net of current installments	2,366.3	2,400.0
Pension, other postretirement benefits and other long-term liabilities	547.3	572.9
Deferred income taxes	371.2	329.4
Minority interests in subsidiaries	62.5	58.9
Shareholders’ equity	1,121.2	1,215.5

	$5,010.0	$5,152.4

BOWATER INCORPORATED
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited, in millions of US Dollars)

	Nine Months Ended
	September 30,
	2006	2005
Cash flows from operating activities:
Net loss	$(45.5)	$(18.7)
Adjustments to reconcile net loss to net cash from operating activities:
Cumulative effect of accounting change, net of tax (4)	2.6	—
Stock-based compensation (6)	1.8	0.1
Impairment of assets (1)	42.4	11.9
Depreciation, amortization and cost of timber harvested	243.1	245.9
Deferred income tax provision (benefit)	21.6	(6.9)
Minority interests, net of tax	1.5	(2.3)
Net gain on disposition of assets	(154.5)	(30.7)
Changes in working capital:
Accounts receivable	(51.4)	(55.9)
Inventories	6.8	(26.2)
Accounts payable and accrued liabilities	21.1	42.4
Income tax receivables and payables	11.2	4.6
Other, net	(32.4)	(20.9)

Net cash provided by operating activities	68.3	143.3

Cash flows from investing activities:
Cash invested in fixed assets, timber and timberlands	(138.0)	(89.6)
Purchase of assets previously leased
Disposition of assets, including timber and timberlands	296.5	33.7

Net cash provided by (used for) investing activities	158.5	(55.9)

Cash flows from financing activities:
Cash dividends, including minority interests	(34.7)	(34.3)
Repurchase of long-term debt	(17.5)	—
Short-term financing	370.9	413.9
Short-term financing repayments	(432.5)	(461.0)
Long-term financing	—	—
Payments of long-term debt	(22.3)	(14.3)
Stock options exercised	—	1.9
Other	—	—

Net cash used for financing activities	(136.1)	(93.8)

Net increase (decrease) in cash and cash equivalents	90.7	(6.4)

Cash and cash equivalents at beginning of year	30.1	29.7

Cash and cash equivalents at end of year	$120.8	$23.3

BOWATER INCORPORATED Notes to the Press Release and Unaudited Consolidated Financial Statements

(1)	During the third quarter of 2006, the Company announced the shut of its Benton Harbor operations. In connection with the shut, the Company reviewed the long-lived assets for impairment in accordance with Financial Accounting Standards Board (FASB) Statement of Financial Accounting Standards (SFAS) No. 144. A non-cash asset impairment charge of $23.5 million was recorded in connection with this decision. Other charges associated with this shut, including lease, severance and other costs, totaling $4.0 million were recorded in “Impairment of assets” and inventory-related charges of $0.4 million were recorded in cost of sales. During the second quarter of 2005, the Company decided to permanently shut the older, higher cost No. 1 line at Benton Harbor. This shut resulted in a non-cash asset impairment charge of $11.9 million.

Based on current market and economic conditions, we re-evaluated our use of PM#3 at Thunder Bay, which has remained idled since the fourth quarter of 2003. Management decided that it was unlikely that we would bring this machine back up again in the near term. A review of the assets for impairment under SFAS No. 144 resulted in a non-cash asset impairment charge of $18.9 million during the third quarter of 2006.

(2)	During the first quarter of 2006, the Company sold its Dégelis sawmill and approximately 24,000 acres of timberlands primarily located in Tennessee. During the second quarter of 2006, the Company sold its Baker Brook sawmill and approximately 472,000 acres of timberlands primarily located in Tennessee and the Canadian province of New Brunswick. During the third quarter of 2006, the Company sold approximately 23,000 acres of timberlands primarily located in Tennessee. As of September 30, 2006, Bowater has approximately 35,000 acres classified as timberlands held for sale.

(3)	During 2005, based on continued operating losses for our Canadian operations and current evaluation of available tax planning strategies, it was determined in accordance with SFAS No. 109 that we would record a tax charge to establish a valuation allowance against our remaining net Canadian deferred tax assets, which were primarily for loss carryforwards and tax credits in Canada. Due to operating losses generated at certain Canadian operations during the first three quarters of 2006, income tax benefits and tax credits were entirely offset by tax charges ($73.8 million) to increase the tax valuation allowance. During the first three quarters of 2005, no valuation allowances were recorded related to income tax benefits during these periods. Additionally, any income tax benefit recorded on operating losses generated at certain of our Canadian operations for the balance of 2006 will likely be offset by establishing a 100% valuation allowance (tax charge) during 2006. To the extent we establish valuation allowances in future periods, our overall effective income tax rate in those periods would be negatively impacted. To the extent that our Canadian operations losses become profitable, the impact of this valuation allowance would also lessen or reverse and positively impact our effective tax rate in those periods. Additionally, the tax benefit for the third quarter of 2006 includes the elimination of income tax reserves of $19.0 million due to the expiration of the statute of limitations for pre-2003 U.S. tax years.

(4)	Effective January 1, 2006, Bowater adopted FASB’s SFAS No. 123R, “Share Based Payment.” SFAS No. 123R requires the measurement of all employee share- based payments to employees, including grants of employee stock options, using a fair-value-based method and the recording of such expense in our consolidated statements of income. The adoption of SFAS No. 123R resulted in a cumulative effect adjustment, net of tax, of $2.6 million, or $0.05 per diluted share.

(5)	For the calculation of basic and diluted loss per share for the three and nine months ended September 30, 2006 and 2005, no adjustments to net loss are necessary. The effect of dilutive securities is not included in the computation for the three and nine months ended September 30, 2006 and the three and nine months ended 2005 as the effect would be anti-dilutive.

(6)	In the first quarter of 2006, the Company recognized $0.9 million of income resulting from the reduction in the fair value of outstanding equity participation rights (“EPRs”). In the second quarter of 2006, the Company recognized another $2.0 million of income resulting from the further reduction in the fair value of outstanding EPRs. During the second quarter of 2006, this income was more than offset by $1.9 million of expense related to restricted stock unit grants and $0.2 million of expense related to stock options. In the third quarter of 2006, the Company recognized $0.4 million of income resulting from the further reduction in the fair value of outstanding EPRs. This income was more than offset by $2.8 million of expense related to restricted stock units and $0.2 million of expense related to stock options.

(7)	A reconciliation of certain financial statement line items reported under generally accepted accounting principles (“GAAP”) to earnings reported before special items is presented in the pages that follow. We believe that this measure allows investors to more easily compare our on-going operations and financial performance from period to period. This measure is not as complete as GAAP earnings; consequently, investors should rely on GAAP earnings. In addition to GAAP earnings, we use the other measures that we disclose in order to provide perspective on our financial performance.

Three Months Ended September 30, 2006
(unaudited, in millions except per share amounts)
Adjustment for Special Items

							GAAP as
	GAAP as	Land & fixed	Foreign		Impairment		adjusted for
	reported	assets sales	exchange	Severance	of Assets	Tax Adjustments	Special items

Operating income (loss)	$20.7	$(54.0)	$—	$6.9	$46.8	$—	$20.4
Other income (expense):
Interest income	2.0	—	—	—	—	—	2.0
Interest expense, net of capitalized interest	(50.8)	—	—	—	—	—	(50.8)
Foreign exchange gain (loss)	0.7	—	(0.7)	—	—	—	—
Other, net	2.2	—	—	—	—	—	2.2

	(45.9)	—	(0.7)	—	—	—	(46.6)

(Loss) income before income taxes, minority interests and cumulative effect of accounting change	(25.2)	(54.0)	(0.7)	6.9	46.8	—	(26.2)
Income tax benefit (provision)	9.9	20.2	2.2	(2.4)	(10.1)	(5.7)	14.1
Minority interests, net of tax	(0.8)	0.6	—	—	—	—	(0.2)

(Loss) income before cumulative effect of accounting change	(16.1)	(33.2)	1.5	4.5	36.7	(5.7)	(12.3)
Cumulative effect of accounting change, net of tax	—	—	—	—	—	—	—

Net (loss) income	$(16.1)	$(33.2)	$1.5	$4.5	$36.7	$(5.7)	$(12.3)

Diluted shares	57.4	57.4	57.4	57.4	57.4	57.4	57.4

EPS	$(0.28)	$(0.58)	$0.03	$0.08	$0.64	$(0.10)	$(0.21)

Effective tax rate	39.3%	—	—	—	—	—	53.8%

Three Months Ended September 30, 2005
(unaudited, in millions except per share amounts)
Adjustment for Special Items

					GAAP as
	GAAP as	Land & fixed	Foreign	Tax	adjusted for
	reported	assets sales	exchange	Adjustments	Special items

Operating income (loss)	$45.0	$(9.9)	$—	$—	$35.1
Other income (expense):
Interest income	1.0	—	—	—	1.0
Interest expense, net of capitalized interest	(50.0)	—	—	—	(50.0)
Foreign exchange (loss) gain	(1.8)	—	1.8	—	—
Other, net	2.7	—	—	—	2.7

	(48.1)	—	1.8	—	(46.3)

(Loss) income before income taxes and minority interests	(3.1)	(9.9)	1.8	—	(11.2)
Income tax (provision) benefit	(14.5)	3.8	11.2	3.7	4.2
Minority interests, net of tax	1.6	—	(0.4)	—	1.2

(Loss) income before cumulative effect of accounting changes	(16.0)	(6.1)	12.6	3.7	(5.8)
Cumulative effect of accounting changes	—	—	—	—	—

Net (loss) income	$(16.0)	$(6.1)	$12.6	$3.7	$(5.8)

Diluted Shares	57.4	57.4	57.4	57.4	57.4

EPS	$(0.28)	$(0.11)	$0.22	$0.06	$(0.11)

Effective tax rate	-467.7%	—	—	—	37.5%

A schedule of historical financial and operating statistics is available upon request and on Bowater’s web site
(www.bowater.com).

Nine Months Ended September 30, 2006
(unaudited, in millions except per share amounts)
Adjustment for Special Items

				Adoption of
		Land &		New				GAAP as
	GAAP as	fixed assets	Foreign	Accounting		Impairment of		adjusted for
	reported	sales	exchange	Standard	Severance	Assets	Tax Adjustments	Special items

Operating income (loss)	$127.9	$(154.5)	$—	$—	$11.3	$46.8	$—	$31.5
Other income (expense):
Interest income	4.1	—	—	—	—	—	—	4.1
Interest expense, net of capitalized interest	(149.5)	—	—	—	—	—	—	(149.5)
Foreign exchange (loss) gain	(2.3)	—	2.3	—	—	—	—	—
Other, net	7.9	—	—	—	—	—	—	7.9

	(139.8)	—	2.3	—	—	—	—	(137.5)

(Loss) income before income taxes, minority interests and cumulative effect of accounting change	(11.9)	(154.5)	2.3	—	11.3	46.8	—	(106.0)
Income tax (provision) benefit	(29.5)	55.0	18.2	—	(3.9)	(10.1)	26.3	56.0
Minority interests, net of tax	(1.5)	2.7	(0.1)	—	—	—	—	1.1

(Loss) income before cumulative effect of accounting change	(42.9)	(96.8)	20.4	—	7.4	36.7	26.3	(48.9)
Cumulative effect of accounting change, net of tax	(2.6)	—	—	2.6	—	—	—	—

Net (loss) income	$(45.5)	$(96.8)	$20.4	$2.6	$7.4	$36.7	$26.3	$(48.9)

Diluted shares	57.4	57.4	57.4	57.4	57.4	57.4	57.4	57.4

EPS	$(0.79)	$(1.69)	$0.35	$0.05	$0.13	$0.64	$0.46	$(0.85)

Effective tax rate	-247.9%	—	—	—	—	—	—	52.8%

Nine Months Ended September 30, 2005
(unaudited, in millions except per share amounts)
Adjustment for Special Items

						GAAP as
	GAAP as	Land & fixed	Foreign	Impairment of		adjusted for
	reported	assets sales	exchange	Assets	Tax Adjustments	Special items

Operating income (loss)	$122.6	$(30.7)	$—	$11.9	$—	$103.8
Other income (expense):
Interest income	3.2	—	—	—	—	3.2
Interest expense, net of capitalized interest	(149.5)	—	—	—	—	(149.5)
Foreign exchange (loss) gain	(3.6)	—	3.6	—	—	—
Other, net	7.4	—	—	—	—	7.4

	(142.5)	—	3.6	—	—	(138.9)

(Loss) income before income taxes and minority interests	(19.9)	(30.7)	3.6	11.9	—	(35.1)
Income tax (provision) benefit	(1.1)	11.3	1.8	(4.5)	3.7	11.2
Minority interests, net of tax	2.3	—	0.1	—	—	2.4

Net (loss) income	$(18.7)	$(19.4)	$5.5	$7.4	$3.7	$(21.5)

Diluted Shares	57.4	57.4	57.4	57.4	57.4	57.4

EPS	$(0.33)	$(0.34)	$0.10	$0.13	$0.06	$(0.38)

Effective tax rate	-5.5%	—	—	—	—	31.9%

A schedule of historical financial and operating statistics is available upon request and on Bowater’s web site
(www.bowater.com).